Exhibit 99.1

1941 Stryker Way

Portage, MI 49002

Press release

Number: 26-19

Date: October 6, 2026

Stryker announces leadership succession

•	Kevin Lobo to transition to Executive Chair of the Board of Directors
•	Current President and COO Spencer Stiles appointed Chief Executive Officer
•	Leadership transition effective January 1, 2027

Portage, Michigan — Stryker (NYSE:SYK), a global leader in medical technologies, today announced that as part of a planned succession process, Kevin Lobo will transition to the role of Executive Chair of the Board of Directors, effective January 1, 2027. Spencer Stiles, currently President and Chief Operating Officer of Stryker, will succeed Lobo as Chief Executive Officer and will also be appointed as a member of the company’s Board at that time.

Lobo has led a distinguished career at Stryker spanning more than 15 years. He joined the company in 2011 as Group President, became Chief Executive Officer in October 2012 and was appointed Chair of the Board in July 2014. During his transformative 14-year tenure as CEO, Lobo significantly expanded Stryker’s portfolio and global presence and tripled annual net sales from $8.7 billion in 2012 to more than $26 billion in 2026. Under his leadership, Stryker has completed more than 60 acquisitions, including Mako, which combined pioneering robotic-arm-assisted technology with Stryker’s joint-reconstruction expertise to transform the orthopaedic industry, strengthening Stryker’s position as a diversified global leader in medical technologies. Lobo also helped shape the culture that defines Stryker today, establishing its mission to make healthcare better together with its customers, while advancing a specialized business operating model that has supported the company’s distinctive performance and growth.

“Serving as CEO of Stryker has been an incredible honor, and I am proud of all that our teams have accomplished together on behalf of our customers and the patients they serve,” said Lobo. “The Board and I have worked closely on a succession plan, and with our strong foundation in place, now is the right time for this leadership transition. Having worked alongside Spencer for many years, I have seen firsthand the qualities that define his leadership: his ability to set a clear direction, inspire people and translate strategy into strong execution. He understands what makes Stryker unique and has the judgment, experience and commitment to our mission and values to build on our momentum and lead the company forward. I look forward to working with Spencer to ensure a smooth transition and to continuing to support Stryker as Executive Chair of the Board.”

“I am honored to be named Stryker’s next CEO and grateful to the Board and Kevin for their trust in me,” said Stiles. “I have a deep appreciation for our people, our culture and the customer relationships that drive our innovation and growth. Kevin has built an extraordinary legacy and a strong foundation for the future, which I am excited to build upon as we continue executing our strategy, driving growth and advancing our mission to make healthcare better.”

Stiles is a strategic, growth-oriented and people-focused leader with a proven record of execution throughout his distinguished career at Stryker spanning nearly three decades. Since joining the company’s Endoscopy business in 1999, he has held leadership roles across nearly every Stryker business, spanning Orthopaedics, MedSurg and Neurotechnology. Before becoming President and Chief Operating Officer in January 2026, Stiles served as Group President, Orthopaedics, leading the company’s Joint Replacement and Trauma & Extremities businesses and its Digital, Robotics and Enabling Technologies organization, with additional responsibility for international regions and Stryker’s enterprise mergers and acquisitions strategy. He has also led significant portfolio initiatives, including the acquisition of Wright Medical, which enhanced Stryker’s global market position in trauma and extremities, and the separation of the company’s spinal implants business.

“This announcement is the culmination of a comprehensive, long-term succession planning process,” said Sheri McCoy, Lead Independent Director of Stryker’s Board of Directors. “Spencer is a proven leader with strategic perspective and the ability to unite teams around shared priorities. The Board is confident that he is the right leader to build upon Stryker’s momentum and guide the company’s next chapter. On behalf of the Board, I also want to recognize Kevin for his exceptional leadership and service over his tenure as CEO. Kevin has positioned Stryker to enter this transition from a place of strength. With a mission-driven culture, clear strategic direction and a strong leadership team, Stryker is poised to capture the significant opportunities ahead. We are fortunate that we will continue to benefit from his experience and perspectives as Executive Chair.”

Forward-Looking Statements

This press release contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including statements regarding the Company’s strategy, growth prospects and opportunities, and the Company’s ability to execute on its priorities during and following the transition. These forward-looking statements involve various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such risks and uncertainties include, but are not limited to: risks associated with the transition of executive leadership and the ability of Mr. Stiles and the Company’s executive team to execute on the Company’s strategy and business plans; the Company’s ability to retain key personnel during and after the transition; and other risks listed or described from time to time in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that we have filed or will file hereafter. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that affect the likelihood that actual results will differ from those contained in the forward-looking statements, except to the extent required by law.

About Stryker

Stryker is a global leader in medical technologies and, together with our customers, we are driven to make healthcare better. We offer innovative products and services in MedSurg, Neurotechnology and Orthopaedics that help improve patient and healthcare outcomes. Alongside our customers around the world, we impact more than 150 million patients annually. More information is available at www.stryker.com.

Contacts

For investor inquiries:

Nick Mead, Vice President, Investor Relations at 269-385-2600 or nick.mead@stryker.com

For media inquiries:

Kim Montagnino, Vice President, Chief Communications Officer at 269-385-2600 or kim.montagnino@stryker.com